Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 29, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of AZZ Inc. on Form 10-K for the fiscal year ended February 29, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of AZZ Inc. on Form S-3 (File No. 333-66294) and on Forms S-8 (File Nos. 333-229487, 333-226379, 333-92377, 333-31716, 333-38470, 333-48886, 333-90968, 333-131068, 333-152960, 333-152958, and 333-197323).

/s/ GRANT THORNTON LLP

Dallas, Texas
April 29, 2020